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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Antigenics Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-40440, 333-40442, 333-50434, 333-69580 and 333-106072)
and on Form S-3 (File Nos. 333-104832, 333-69582, 333-74002 and 333-90380) of
Antigenics Inc. of our report dated February 13, 2004, except as to the second paragraph of Note 18 which is as of February 18, 2004, with respect to the consolidated balance sheets of Antigenics Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and to the reference to our firm under the heading "Selected Consolidated Financial Data," which report and reference appear in the December 31, 2003 annual report on Form 10-K of Antigenics Inc. Our report refers to a change in accounting for purchase method business combinations completed after June 30, 2001, a change in accounting for goodwill and intangible assets effective January 1, 2002, and a change in accounting for asset retirement obligations effective January 1, 2003.

                                          /S/ KPMG LLP


Princeton, New Jersey
March 15, 2004